     As filed with the Securities and Exchange Commission on May 21, 2002


                                                     Registration No. 333-71496

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                Amendment No. 2

                                      to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                             CHENIERE ENERGY, INC.
            (Exact Name of Registrant as specified in its charter)

                         Delaware                  95-4352386
               (State or other jurisdiction     (I.R.S. Employer
             of incorporation or organization) Identification No.)

                               -----------------

                          333 Clay Street, Suite 3400
                           Houston, Texas 77002-4102
                                (713) 659-1361
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Charles M. Reimer
                     President and Chief Executive Officer
                             Cheniere Energy, Inc.
                          333 Clay Street, Suite 3400
                           Houston, Texas 77002-4102
                                (713) 659-1361
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:
                                Diana M. Hudson
                                Andrews & Kurth
                     Mayor, Day, Caldwell & Keeton, L.L.P.
                           700 Louisiana, Suite 1900
                           Houston, Texas 77002-2778
                                (713) 225-7000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

================================================================================

Prospectus
                                                          Subject to Completion


                                                                   May 21, 2002


                             CHENIERE ENERGY, INC.

                        500,000 SHARES OF COMMON STOCK

                          Par Value $0.003 per Share

   This prospectus relates to offers and sales from time to time by Crest Financial Limited of up to 500,000 shares of common stock of Cheniere Energy, Inc. The securities offered by this prospectus were issued to the selling stockholder in a transaction exempt from registration under the Securities Act of 1933, as amended. We will not receive any proceeds from such sales by the selling stockholder.


   Our common stock is traded on The American Stock Exchange under the symbol CXY. The last reported sales price of the common stock on The American Stock Exchange on May 20, 2002 was $1.25 per share.


   Crest Financial Limited has informed Cheniere that it may sell shares from time to time in ordinary broker's transactions or at negotiated prices. Crest Financial Limited may effect these transactions with or through brokers or dealers who may receive compensation in the form of commissions or discounts.

   The principal executive offices of Cheniere are located at 333 Clay Street, Suite 3400, Houston, Texas 77002-4102.

                               -----------------

             See Risk Factors beginning on page 5 for information
              that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is May 21, 2002.

                               TABLE OF CONTENTS

         Cheniere Energy, Inc.....................................  3

         Risk Factors.............................................  6

         Where you can Find More Information...................... 14

         Cautionary Statement Regarding Forward Looking Statements 15

         Use of Proceeds.......................................... 15

         Selling Stockholder...................................... 15

         Description of Securities................................ 16

         Plan of Distribution..................................... 18

         Legal Matters............................................ 19

         Experts.................................................. 19

                             CHENIERE ENERGY, INC.

                                    SUMMARY


   Cheniere is a Houston-based company engaged in oil and gas exploration, development and exploitation and in the development of a liquefied natural gas
(LNG) receiving terminal business. The LNG receiving terminal business consists of receiving deliveries of LNG from LNG ships, processing such LNG to return it to a gaseous state and delivering such gas to pipelines for transportation to purchasers. We have historically focused on evaluating and generating drilling prospects using a regional and integrated approach with a large 3D seismic database as a platform. We are currently focusing, and we expect to continue to focus, on the development of our LNG receiving terminal business. We expect that our active interpretation of 3D seismic data and generation of prospects will continue, though our participation in the drilling of wells will be accomplished through farm-out arrangements and back-in interests (a reversionary interest in oil and gas leases reserved by Cheniere), whereby the capital costs of such activities are borne by industry partners.


   Cheniere was formed in 1996 to fund the acquisition of a proprietary 3D seismic database along the transition zone (the area approximately 3-5 miles on either side of the Gulf of Mexico shore line) in Cameron Parish, Louisiana. The 228-square-mile survey was acquired jointly by Cheniere and an industry partner and initial processing was completed during 1997. Interpretation of the data yielded drilling prospects located onshore and in the state and federal waters of offshore Louisiana. Leasing activity occurred over identified prospects throughout these three jurisdictions from 1998 to 2000 and continues today. We recently purchased all rights to the database and subsequently sold the database to a seismic data marketing firm which will sell licenses to the data and share the proceeds of such sales with us. We have retained a license to the entire database and will continue to utilize it in our exploration program.

   To ensure continued access to high quality drilling prospects, we expanded beyond the Cameron area and into the shallow waters of the Gulf of Mexico. We hired additional management and technical expertise and licensed 8,800 square miles of 3D seismic data. We also made the commitment to fund the reprocessing of the entire seismic database at a cost of approximately $8,500,000, payable in installments beginning in October 2000 and continuing through the final delivery of reprocessed data, which is expected to occur in 2002. The resulting new data set will provide us with a higher resolution image of the subsurface than has previously been available.

   On September 15, 2000 we reached an agreement with Warburg, Pincus Equity Partners, L.P., a global private equity fund based in New York, to fund exploration and development in the shallow waters offshore Louisiana through a newly formed private corporation, Gryphon Exploration Company (Gryphon). We contributed to Gryphon: (i) our license to 3D seismic data covering the shallow waters offshore Louisiana in the Gulf of Mexico; (ii) our interest in a Joint Exploration Agreement with Samson Offshore Company; (iii) certain offshore leases, including a prospect we were drilling offshore Louisiana, and (iv) certain other assets, in exchange for all of the common stock of Gryphon and cash. Warburg invested $25,000,000 and received voting preferred stock, with an 8% accruing dividend, convertible at any time, at Warburg's option, into shares of Gryphon's common stock then aggregating 63.2% of Gryphon's common stock on an as-converted basis. Although we currently own 100% of Gryphon's issued and outstanding common stock, in the event that Warburg converts all or any portion of its Gryphon preferred stock to shares of Gryphon common stock, our percentage ownership will be significantly reduced.

   We have also agreed, under certain circumstances, to contribute to Gryphon our proportionate share of an additional investment. During 2001, Gryphon made cash calls totaling $30,000,000 against its capital commitment of $75,000,000. We declined to participate in such cash calls, and Warburg elected to purchase all of our proportionate share of such cash calls. Also during 2001, we transferred 6,740 shares of Gryphon common stock to Gryphon in connection with the sale of licenses to certain seismic data. In March 2002, we sold an additional 51,400 shares of our Gryphon common stock to Gryphon, subject to certain repurchase options, thereby further reducing our interest to 13.7% on an as-converted basis. Our ownership percentage will be further reduced if we choose not to participate in future Gryphon cash calls.

   We also conduct our own exploration efforts. In November 2000, we acquired licenses to approximately 6,750 miles of 3D seismic data in the shallow waters offshore Texas in the Gulf of Mexico in separate transactions with Seitel Data Ltd. (Seitel) and with JEBCO Seismic, L.P. (JEBCO). The data is currently being reprocessed. We have generated nine prospects in 2001, seven of which we have sold to industry partners. We have retained varying interests in the wells and plan to begin drilling them by year-end. In June and July 2001, we sold licenses to the Seitel and JEBCO seismic data to Gryphon. Cheniere retains one license to all of the seismic data for use in its exploration program.

   We have assembled a team of professionals with experience in the LNG business. We have identified three sites along the Texas Gulf Coast which we believe would serve as good locations for LNG receiving terminals and we have secured two of the sites through long-term lease option agreements. We are presently working to obtain the appropriate permits, environmental and other regulatory clearance to proceed with the construction of LNG receiving terminals at one or more of these sites.

   Cheniere has been publicly traded since July 3, 1996 under the name Cheniere Energy, Inc. Our corporate offices are located at 333 Clay Street, Suite 3400, Houston, Texas 77002, and our telephone number is (713) 659-1361.

Business Strategy

   Our objective is to develop our LNG receiving terminal business and to expand the net value of our assets by building an oil and gas reserve base in a cost-efficient manner, through our investment in Gryphon and through exploitation of our seismic database to facilitate identifying drilling prospects.

   The key to success in the exploration and production business is ensuring that dollars invested add incremental reserve value. Simply put, the cost of finding oil and gas must be less than the value received from the sale of those reserves. In the current environment, we believe we can best add reserve value by exploring for new reserves, as opposed to buying existing reserves.

   We operate in the Gulf of Mexico region, including the coastal areas onshore and state and federal waters offshore Texas and Louisiana. We believe that the current industry environment presents a window of opportunity whereby oil and gas pricing is relatively weak. Weak oil and gas pricing results in decreased demand for drilling services and equipment, thereby causing the costs of drilling and completing wells to be relatively low. We believe that oil and gas prices will be stronger when the wells begin production.

   We are attempting to identify and acquire prospects during this period of opportunity. We employ a technical approach in the prospect generation and evaluation process to manage the risk of exploration drilling. That approach integrates 3D seismic, geologic and engineering data over large areas. Our technical understanding is translated into prospect capture in three ways: participation in industry prospects, farm-ins (agreements whereby a third party owner of lease interests grants to us the right to earn an assignment of an interest in the lease, typically by drilling one or more wells) on industry acreage and purchase of open leases.

   We operate on the Gulf of Mexico shelf (less than 300 feet of water depth) and in adjacent onshore coastal regions. We have elected to operate in this area because the Gulf is a proven producing area where improved technology can help find previously undiscovered fields.

  Technical Approach

   To be successful we must drill prospects with favorable risk/reward characteristics. The technical approach we use to generate and evaluate drilling prospects distinguishes us from many of our competitors. The approach is regional and integrated, and it utilizes newly reprocessed 3D seismic data.

   A regional 3D seismic approach to prospecting is distinguished from a postage stamp approach, whereby a company owns scattered patches of 3D data coincident with its leases. The understanding gained from each postage stamp cannot be extended laterally as a means of identifying prospective drilling areas. Regional 3D coverage, however, provides a blanket coverage that permits the study of all of the successes (producing fields) and all of the failures (dry holes) as a means of determining what works and what does not in a given area.

   An interdisciplinary approach is critical in reducing the risk of dry holes. Subsurface geology and field engineering data must be integrated together with 3D data interpretations to develop as complete a picture as is possible. This approach is time consuming, but we have made a commitment to perform the necessary technical work up front as a means of reducing dry hole expenditures.

  Drilling Activities

   In 1999, we drilled and completed two natural gas discovery wells located in offshore Louisiana. Both wells were tied into a common platform and began production during September 1999. We own a 30% working interest and a 45% working interest in the two wells. During 2000, we drilled an additional exploration well in the waters of offshore Louisiana. We assigned our interest in this well to Gryphon, which completed the well.

  LNG Receiving Terminals

   We believe that the demand for natural gas in the United States over the next five to ten years will grow at a rate that domestic exploration activities will not be able to satisfy and that the resulting imbalance will necessitate the importation of natural gas into the United States in the form of LNG. The LNG receiving capacity in the United States at present is quite limited. We believe that additional LNG receiving capacity will be required, and we have undertaken to secure sites which we believe will be viable locations for such facilities considering such factors as deep water access, existing pipeline infrastructure and governmental and regulatory environments. We have identified three such sites and have secured two of them through long-term lease options and have an option to purchase the third site. We are presently working on permitting and regulatory clearance to allow for construction of terminals at one or more of these sites.

                                 RISK FACTORS

   We are a development stage company, and we are subject to the expenses, difficulties and uncertainties generally associated with early stage companies.

   We have a limited operating history with respect to our oil and gas exploration activities, which were commenced in April 1996, and we have not yet started operating any LNG receiving facilities. As a development stage company, we face all of the risks inherent in the establishment and growth of any new business. From our inception until the quarter ended June 30, 2000 and subsequently, we have incurred losses and may continue to incur losses, depending on whether we generate sufficient revenue either from producing reserves acquired through acquisitions or drilling activities or from the eventual commencement of LNG receiving operations. We may be unable to implement and complete our business plan, and our business may be ultimately unsuccessful. These factors make evaluating our business and forecasting our future operating results difficult. Furthermore, any continued losses and any delays in the implementation or completion of our business plan may have a material adverse effect on our business, our results of operations, our financial condition and the market price of our common stock.

Our future growth and profitability are highly dependent on the success of our exploration program and the development of our LNG receiving terminal business.

   The primary focus of our operations has been identifying drilling prospects, but we are also currently focusing on developing our LNG receiving facilities. Almost all of our assets are represented by investments to date in our exploration program, including the seismic data related thereto. Through our drilling in 1999 and 2000, we have established only limited proved reserves (oil and gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions). Furthermore, we have achieved only limited oil and gas production as of the date of this prospectus. Our future growth and profitability therefore depend heavily on the success of our exploration program in locating additional proved reserves and achieving additional oil and gas production or the development of our LNG receiving facilities. Failure to locate such additional reserves and to achieve additional production may have a material adverse effect on our business, results of operations and financial condition.

Failure to obtain approvals and permits from governmental and regulatory agencies with respect to our LNG project could have a detrimental effect on the project and on our company.

   We are currently focusing on developing our LNG receiving facilities. The transportation of LNG is highly regulated, and we have yet to obtain several governmental and regulatory approvals and permits required in order to complete and maintain our LNG project. We estimate that it may take two to three years of work to obtain the approvals and permits necessary to proceed with the construction and operation of an LNG receiving terminal. We have no control over the outcome of the review and approval process. If we are unable to obtain the approvals and permits, we may not be able to recover our investment in the project. In addition, failure to obtain these approvals and permits may have a material adverse effect on our business, results of operations and financial condition.

Failure of LNG to become a competitive factor in the United States oil and gas industry could have a detrimental effect on our ability to implement and complete our business plan.

   In the United States, due mainly to an abundant supply of natural gas, LNG has not historically been a major energy source. Furthermore, LNG may not become a competitive factor in the United States oil and gas industry. The failure of LNG to become a competitive supply alternative to domestic natural gas and other import alternatives may have a material adverse effect on our ability to implement and complete our business plan as well as our business, results of operations and financial condition.

We may not be able to obtain additional financing on terms that are acceptable to us, which could harm our ability to conduct business.

   As of December 31, 2001, we had $1,344,159 of current assets and a working capital deficit of $530,242. Because of our low level of current assets, we may need additional capital for a number of purposes. If we are unable to obtain additional financing, it could significantly harm our ability to conduct our business, including our ability to take advantage of opportunities that come from our exploration program and our ability to construct LNG terminals. Our needs for additional financing include the following:

  . Additional capital may be required to pay for our share of costs relating to the drilling of prospects and development of those that are successful, to exercise lease options, and to acquire additional oil and gas leases. The total amount of our capital needs will be determined in part by the number of prospects generated within our exploration program and by the working interest that we retain in those prospects.

  . We may need capital to fund our pro-rata share of the capital calls by Gryphon that are approved by Gryphon's board of directors. If we subscribe to our pro-rata portion of such capital calls but fail to fund, we would lose our ability to subscribe to any future capital calls and would suffer further dilution of our holdings in Gryphon. In 2001, Gryphon made cash calls in the aggregate amount of $30,000,000, which were funded entirely by Warburg, in May, July and November 2001. We declined to participate in these cash calls and our interest in Gryphon has been reduced from 36.8% to 20.2% on an as-converted basis, as of December 31, 2001. In March 2002, we sold 51,400 shares of our Gryphon common stock to Gryphon, subject to certain repurchase options, thereby further reducing our interest to 13.7% on an as-converted basis. Also in March 2002, Gryphon made a cash call for $5,000,000 and we declined to participate. If Warburg funds the full amount of the cash call in April 2002, as it is entitled to do, our effective interest will be reduced to 12.7%. It is anticipated that Gryphon will make cash calls for additional funds. Our share of such future capital calls could total up to approximately $5,000,000. If we elect not to fund our pro-rata portion of such capital calls, and Warburg funds its portion, as they would be entitled to do, and as they have since the formation of Gryphon, our ownership percentage of Gryphon's common stock on an as-converted basis will be further reduced (as low as 8% if we also choose not to exercise our option to repurchase all or a portion of the 51,400 shares we sold to Gryphon in March 2002).

  . As of December 31, 2001, we needed funds for the payment of a transfer fee related to the assignment to Gryphon of its seismic license over the Offshore Louisiana Project Area. We are obligated to pay a transfer fee of up to $2,500,000, in ten installments of $250,000, which would become payable one month after production commences from each of ten separate successful wells completed by Gryphon within the data set. As of December 31, 2001, we owed $500,000 in such transfer fees, and the outstanding balance bore interest at 18% per annum. Additionally, we needed funds for the payment of $1,061,692 related to future deliveries of reprocessed seismic data expected to be completed in 2002. In March 2002, we sold 51,400 shares of our Gryphon common stock to Gryphon, subject to certain repurchase options. In exchange for the shares, Gryphon agreed to make payment on our behalf of these existing and contingent liabilities totaling $3,561,692.

  . We will need substantial additional funds to execute our plan for developing and implementing an LNG receiving terminal business, including engineering, environmental, marine, regulatory, construction and legal work, including any such work involved in permitting and FERC filings; such costs are estimated to be approximately $8,000,000 for the two-year period ending December 31, 2003, and include semi-annual rental payments totaling approximately $600,000 per year to renew lease and purchase options on potential sites for LNG receiving terminals.

   Additional capital could be obtained from a combination of funding sources, many of which may have a material adverse effect on our business, results of operations and financial condition. These potential funding sources include:

  . cash flow from operating activities, which is sensitive to prices we receive for our oil and natural gas,

  . borrowings from financial institutions, which may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or pay dividends,

  . debt offerings, which would increase our leverage and add to our need for cash to service such debt,

  . additional offerings of our equity securities, which would cause dilution of our common stock,

  . sales of portions of our working interest in the prospects within our exploration program, which would reduce future revenues from our exploration program,

  . sale to an industry partner of a participation in our exploration program, which would reduce future revenues from our exploration program,

  . sale of all or a portion of our producing oil and gas properties, which would reduce future revenues,

  . sale of an interest in our LNG project, which would reduce our ability to recover our investment in the project, and

  . arrangement of a business development loan from, or prepayment of terminal use fees by, prospective sellers or purchasers of LNG.

   Our ability to raise additional capital will depend on our results of operations and the status of various capital and industry markets at the time such additional capital is sought. Accordingly, capital may not become available to us from any particular source or at all. Even if additional capital becomes available, it may not be on terms acceptable to us. Failure to obtain additional financing on acceptable terms may have a material adverse effect on our business, results of operations and financial condition.

Because of our lack of diversification, factors harming the oil and gas industry in general, including downturns in prices for oil and gas, would be especially harmful to us.

   We are an independent energy company and are not actively engaged in any other industry. Our revenues and profits are substantially dependent on the oil and gas industry in general and the prevailing prices for oil and gas in particular. Circumstances that harm the oil and gas industry in general will have an especially harmful effect on us. Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to any of the following factors:

  .  relatively minor changes in the supply of and demand for oil and gas;

  .  political conditions in international oil producing regions;

  . the extent of domestic production and importation of oil in relevant markets;

  .  the level of consumer demand;

  .  weather conditions;

  . the competitive position of oil or gas as a source of energy as compared with other energy sources;

  .  the refining capacity of oil purchasers; and

  . the effect of federal and state regulation on the production, transportation and sale of oil and gas.

   It is likely that adverse changes in the oil market or the regulatory environment would have an adverse effect on our business, results of operations and financial condition, including our ability to develop and implement our LNG project and to obtain capital from lending institutions, industry participants, private or public investors or other sources.

We experience intense competition in the oil and gas industry, which may make it difficult for us to succeed.

   The oil and gas industry is highly competitive. If we are unable to compete effectively, we will not succeed. A number of factors may give our competitors advantages over us. For example, most of our current and potential competitors have significantly greater financial resources and a significantly greater number of experienced and trained managerial and technical personnel than we do. In addition, the businesses of such competitors are in many cases more diversified than ours. We may not be able to compete effectively with such companies. Moreover, the oil and gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. Increased competition causing over supply and depressed prices could have a substantially negative impact on our operating revenues.

We are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities for us.

   Our oil and gas operations are subject to all of the risks and hazards typically associated with the exploration for, and the development and production of, oil and gas. In accordance with customary industry practices, we intend to maintain insurance against some, but not all, of these risks and losses. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. The occurrence of a significant event not fully insured or indemnified against could seriously harm our business, results of operations and financial condition.

   Risks in drilling operations include cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. Our activities are also subject to perils specific to marine operations, such as capsizing, collision and damage or loss from severe weather. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations.

We are subject to significant exploration risks, including the risk that we may not be able to find or produce enough oil and gas to generate any profits.

   Our exploration activities involve significant risks, including the risk that we may not be able to find or produce enough oil and gas to generate any profits. The wells we drill may not discover any oil or gas. Further, there is no way to know in advance of drilling and testing whether any prospect will yield oil or gas in sufficient quantities to make money for us. In addition, we are highly dependent on seismic activity and the related application of new technology as a primary exploration methodology. This methodology, however, requires greater pre-drilling expenditures than traditional drilling strategies. Even when fully used and properly interpreted, 3D seismic data can only assist us in identifying subsurface reservoirs and hydrocarbon indicators, and will not allow us to determine conclusively if hydrocarbons will in fact be present and recoverable. If our exploration efforts are unsuccessful, our business and financial condition will be substantially harmed.

We may not be able to acquire the oil and gas leases we need to sustain profitable operations.

   In order to engage in oil and gas exploration in the areas covered by our 3D seismic data, we must first acquire rights to conduct exploration and recovery activities on such properties. We may not be successful in acquiring farm-outs (agreements whereby the owner of lease interests grants to a third party the right to earn an assignment of an interest in the lease, typically by drilling one or more wells), seismic permits, lease options, leases or other rights to explore for or recover oil and gas. Both the United States Department of the Interior and the States of Texas and Louisiana award oil and gas leases on a competitive bidding basis. Non-governmental owners of the onshore mineral interests within the area covered by our exploration program are not obligated to lease their mineral rights to us except where we have already obtained lease options. In addition, other major and independent oil and gas companies with financial resources significantly greater than ours may bid against us for the purchase of oil and gas leases. If we are unsuccessful in acquiring these leases, permits, options and other interests, the area covered by our 3D seismic data that could be explored through drilling will be significantly reduced, and our business, results of operations and financial condition will be substantially harmed.

If we are unable to obtain satisfactory turnkey contracts, we may have to assume additional risks and expenses when drilling wells.

   We anticipate that any wells drilled in which we have an interest will be drilled by established industry contractors under turnkey contracts that limit our financial and legal exposure. Under a turnkey drilling contract, a negotiated price is agreed upon and the money placed in escrow. The contractor then assumes all of the risk and expense, including any cost overruns, of drilling a well to contract depth and completing any agreed upon evaluation of the wellbore. Upon performance of all these items, the escrowed money is released to the contractor.

   Circumstances may arise, however, where a turnkey contract is not economically beneficial to us or is otherwise unobtainable from proven industry contractors. In such instances, we may decide to drill wells on a day-rate basis. Under a day-rate drilling contract, the operator pays an agreed sum for each day of drilling required to reach contract depth. All risk and expense of drilling a well to total depths lies with the operator in day-rate contracts. The drilling of such test wells would subject us to the usual drilling hazards such as cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. We would also be liable for any cost overruns attributable to drilling problems that otherwise would have been covered by a turnkey contract. These liabilities, if incurred, may have a materially adverse impact on our business and financial condition.

Existing and future United States governmental regulation, taxation and price controls could seriously harm us.


   Oil and gas operations are subject to extensive federal, state and local laws and regulations that regulate the discharge of materials into the environment or otherwise relate to the protection of the environment. These laws and regulations may:



  .  require the acquisition of a permit before drilling commences;



  . restrict the types, quantities and concentration of substances that can be released into the environment;



  . restrict drilling activities on certain lands, such as wetlands or other protected areas; and



  . impose substantial liabilities for pollution resulting from drilling and production operations.


   Failure to comply with these laws and regulations may also result in civil and criminal fines and penalties.


   Our properties, and any wastes spilled or disposed of by us, may be subject to federal or state environmental laws that could require us to remove the wastes or remediate contamination. For example, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under CERCLA, such persons may be subject to liability without regard to fault for the costs of cleaning up the hazardous substances, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to assert claims for personal injury and property damage allegedly caused by the release of hazardous substances.



   Also, our operations may be subject to the Clean Act ("CAA") and comparable state and local requirements. We may be required to incur certain capital expenditures for air pollution control equipment in connection with maintaining or obtaining permits and approvals relating to air emissions.

   In addition, the U.S. Oil Pollution Act ("OPA") requires owners and operators of facilities operating in or near rivers, creeks, wetlands, coastal waters, offshore waters, and other U.S. waters to adopt and implement plans and procedures to prevent oil spills. OPA also requires affected facility owners and operators to demonstrate that they have at least $35 million in financial resources to pay for the costs of cleaning up an oil spill and compensating any parties damaged by an oil spill. Such financial assurances may be increased to as much as $150 million if a formal assessment indicates such an increase is warranted.



   Our operations are also subject to the federal Clean Water Act ("CWA") and analogous state laws. Among other matters, such laws may prohibit the discharge of waters produced in association with hydrocarbons into coastal waters. To comply with this prohibition, we may be required to incur capital expenditures or increased operating expenses. The CWA also regulates discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group permit or seek coverage under a general permit. Certain of our properties may require permits for discharges of storm water runoff. Such coverage may require us to make minor modifications to existing facilities and operations that would not have a material effect on our operations.



   In addition, the disposal of wastes containing naturally occurring radioactive material, which is commonly generated during oil and gas production, is regulated under state law. Typically, wastes containing naturally occurring radioactive material can be managed on-site or disposed of at facilities licensed to receive such waste at costs that are not expected to be material.


There is only limited trading in our common stock, which makes our stock more difficult to sell than the stock of companies with more active markets.

   There is only limited trading in our common stock, which makes our stock more difficult for an investor to sell than the stock of companies with more active markets. For the year 2001, the average daily trading volume of our common stock on The American Stock Exchange was approximately 19,000 shares. This offering of the common stock is unlikely to make the trading market for our common stock any more active.

We have not paid dividends and do not expect to do so in the foreseeable future, so our stockholders will not be able to receive a return on their investment without selling their shares.

   We have not paid dividends since our inception and do not expect to in the foreseeable future, so our stockholders will not be able to receive a return on their investments without selling their shares. We presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be subject to the discretion of our board of directors and will depend on, among other things, future earnings, our operating and financial condition, our capital requirements and general business conditions.

Our stockholders could experience dilution in the value of their shares because of additional issuances of shares.

   Any issuance of common stock by us may result in a reduction in the book value per share or market price per share of our outstanding shares of common stock and will reduce the proportionate ownership and voting power of such shares. We have 45,000,000 authorized shares of stock, consisting of 40,000,000 shares of common stock, and 5,000,000 shares of preferred stock. As of December 31, 2001, approximately 67% of the shares of the common stock remained unissued. Our board of directors has the power to issue any and all of such shares without shareholder approval. It is likely that we will issue shares of common stock, among other reasons, in order to raise capital to sustain operations, and/or to finance future oil and gas exploration projects. In addition, we have reserved 2,850,288 shares of the common stock for issuance upon the exercise of outstanding warrants and 1,500,000 shares of the common stock for issuance upon the exercise of stock options. As of December 31, 2001, there were 1,741,111 issued and outstanding options to purchase common stock, 241,111 of which are conditional, upon subsequent approval by our stockholders of an amendment to our option plan, increasing the number of shares authorized for issuance under the plan from 1,500,000 to 2,000,000. To the extent that outstanding warrants and options are exercised, the percentage ownership of common stock of our stockholders will be diluted. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected because the holders of outstanding warrants and options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than the exercise terms provided by such outstanding securities. In the event of the exercise of a substantial number of warrants and options, within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of the common stock in the trading market could substantially adversely affect the market price of the common stock or our ability to raise money through the sale of equity securities.

We depend on key personnel and could be seriously harmed if we lost their services.

   We depend on our executive officers for various activities. We do not maintain key person life insurance policies on any of our personnel, nor do we have employment agreements with any of our personnel. The loss of the services of any of these individuals could seriously harm us. In addition, our future success will depend in part on our ability to attract and retain additional qualified personnel. We currently have 12 full-time employees.

We depend on industry partners and could be seriously harmed if they do not perform satisfactorily, which is usually not within our control.

   Because we have few employees and limited operating revenues, we are and will continue to be largely dependent on industry partners for the success of our oil and gas exploration projects. We could be seriously harmed if our industry partners do not perform satisfactorily on projects that affect us. We often have and will continue to have no control over factors that would influence the performance of our partners.

We are controlled by a small number of principal stockholders who may exercise a proportionately larger influence on us than our stockholders with smaller holdings.

   We are controlled by a small number of principal stockholders who may do things that are not in the interests of our stockholders with smaller holdings. BSR Investments, Ltd. (BSR) is an entity controlled by the mother of Charif Souki, our chairman. BSR owns approximately 11% of our outstanding common stock. Accordingly, it is likely that BSR will have significant influence on the election of our directors and on our management, operations and affairs, including the ability to prevent or cause a change in control of our company.

Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law could adversely impact a potential acquisition by third parties that may ultimately be in the financial interests of our stockholders.

   Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain provisions that may discourage unsolicited takeover proposals. These provisions could have the effect of inhibiting fluctuations in the market price of our shares that could result from actual or rumored takeover attempts, preventing changes in our management or limiting the price that investors may be willing to pay for shares of common stock. These provisions, among other things, authorize the board of directors to designate the terms of and to issue new series of preferred stock, to limit the personal liability of directors, to require us to indemnify directors and officers to the fullest extent permitted by applicable law and to impose restrictions on business combinations with some interested parties.

A significant portion of our value is derived from our ownership interest in Gryphon, over which we exercise no day-to-day control.

   We own 100% of the outstanding common stock of Gryphon (13.7% effective ownership after giving effect to the conversion of Gryphon's preferred stock outstanding at December 31, 2001 and our March 2002 sale of 51,400 shares of our Gryphon common stock to Gryphon), and a significant portion of our value is derived from this investment. We exercise significant influence over the operating and financial policies of Gryphon, primarily through board participation. We do not exercise control over Gryphon and therefore do not have the ability to effect a change of control of Gryphon. Accordingly, Gryphon's management team could make business decisions without our consent that could impair the value of our investment in Gryphon.

We may have to take actions that are disruptive to our business strategy to avoid registration under the Investment Company Act of 1940.

   The Investment Company Act of 1940 requires registration for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act. Our equity interests in Gryphon could be counted as investment securities. Therefore, we could be considered an investment company in the future if we do not obtain an exemption or qualify for a safe harbor. As a result, fluctuations in the value, or the income and revenues attributable to us from our ownership, of interests in companies we do not control could cause us to be deemed an investment company. Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategy. We may have to take actions, including buying, refraining from buying, selling or refraining from selling securities or other assets, contrary to what we otherwise deem to be in our best interest in order to continue to avoid registration under the Investment Company Act.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the public reference rooms maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange
Commission: New York Regional Office, 233 Broadway, New York, New York 10048, and Central Regional Office, 1801 California Street, Suite 4800, Denver, Colorado 80202. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial documents retrieval services and at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

   Our common stock is quoted on The American Stock Exchange. You may also read our reports, proxy and information statements and other information at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

   This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission to register the shares of common stock referred to above being offered. This prospectus does not contain important information that you can find in our registration statement and in the annual, quarterly and special reports, proxy statements and other documents that we file with the Securities and Exchange Commission.

   The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose in this prospectus important information to you by referring you to other documents that have been or will be filed with the Securities and Exchange Commission. The information below is incorporated in this prospectus by reference and is an important part of this prospectus, except where any of the information has been modified or superseded by the information in this prospectus or in information incorporated by reference in this prospectus. Also, information that we file after the date of this prospectus with the Securities and Exchange Commission will automatically be incorporated in this prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus are sold:


  . Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed on April 1, 2002 and amended on April 23, 2002 (File No. 1-16383);







  . Our definitive proxy statement on Schedule 14A, as filed on April 22, 2002 (File No. 1-16383).


   We will provide you, without charge, a copy of the documents incorporated by reference in this prospectus. We will not provide a copy of the exhibits to documents incorporated by reference, unless those exhibits are specifically incorporated by reference into those documents. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

      Cheniere Energy, Inc.
      333 Clay Street, Suite 3400
      Houston, Texas 77002-4102
      Attn: Don A. Turkleson, Chief Financial Officer
      (713) 659-1361

   You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus, in any prospectus supplement or in any document incorporated by reference herein is accurate as of any date other than the date on the front of those documents.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

   The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or verbal forward-looking statements, including statements contained in this report and other filings with the Securities and Exchange Commission and in reports to our stockholders.

   All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements include, among others:

  .  statements regarding our business strategy, plans and objectives;

  . statements expressing beliefs and expectations regarding our ability to successfully raise the additional capital necessary to meet our obligations under our current exploration agreements;

  . statements expressing beliefs and expectations regarding our ability to secure the leases necessary to facilitate anticipated drilling activities;

  . statements expressing beliefs and expectations regarding our ability to attract additional working interest owners to participate in the exploration and development of our exploration areas; and

  .  statements about non-historical year 2001 information.

   These forward-looking statements are, and will be, based on management's then current views and assumptions regarding future events.

   Actual results could differ materially from estimates and other forward-looking statements. Important factors that could affect us and cause materially different results are discussed under the heading Risk Factors.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of the shares offered by this prospectus.

                              SELLING STOCKHOLDER

   The following table sets forth information known to us with respect to beneficial ownership of our common stock as of December 31, 2001 by the selling stockholder. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Information with respect to beneficial ownership is based on information as of December 31, 2001, on which we date we had outstanding an aggregate of 13,297,393 shares of common stock. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, we believe based on information furnished by the selling stockholder that the person named in the table below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him. The table assumes the sale of all shares offered hereby and no other purchases or sales of Cheniere's common stock by the selling stockholder.

                                                                     Shares
                               Shares Beneficially                Beneficially
                                 Owned Prior to      Number of   Owned After the
                                    Offering          Shares        Offering
                               ------------------    of Common   ---------------
   Name of Selling Stockholder  Number     Percent Stock Offered Number  Percent
   ---------------------------  -------    ------- ------------- ------  -------
         Jamal Daniel(1)...... 500,000       3.8%     500,000      *        *

--------
* Less than 1%.

(1)Represents 500,000 shares of common stock held of record by Crest Financial Limited, which may be attributed to Crest Investment Company, the sole general partner of Crest Financial Limited, and to Mr. Daniel. Mr. Daniel is the sole limited partner of Crest Financial Limited and is also the sole stockholder of Crest Investment Company. Accordingly, Mr. Daniel is the beneficial owner of shares of common stock owned of record by Crest Financial Limited.


Issuance of Securities to Selling Stockholder


   The 500,000 shares of common stock being registered pursuant to the registration statement of which this prospectus is a part represent shares we issued to the selling stockholder on June 14, 2001 in conjunction with our purchase of Freeport LNG Terminal, LLC, a Delaware limited liability company which holds a lease option on a site for an LNG receiving terminal in Freeport, Texas.

                           DESCRIPTION OF SECURITIES

   We have 45,000,000 authorized shares of capital stock, consisting of 40,000,000 shares of common stock, having a par value of $0.003 per share, and 5,000,000 shares of preferred stock, having a par value of $0.0001 per share.


Common Stock


   As of December 31, 2001, there were 13,297,393 shares of the common stock outstanding. All of such outstanding shares of common stock are fully paid and nonassessable. Each share of the common stock has an equal and ratable right to receive dividends when, as and if declared by the board of directors out of assets legally available therefor and subject to the dividend obligations to the holders of any preferred stock then outstanding.

   In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock that at the time may be outstanding.

   The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Cheniere. There are no sinking fund provisions applicable to the common stock. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock have no right to cumulate their votes in the election of directors.


Preferred Stock


   As of the date of this prospectus, there are no shares of preferred stock outstanding. Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Cheniere.


Warrants


   As of December 31, 2001, we have issued and outstanding warrants to purchase 2,850,288 shares of common stock.

Possible Anti-takeover Provisions


   Our amended and restated certificate of incorporation contains provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult possible takeover proposals to acquire control of Cheniere and make removal of our management more difficult.

   As described above, our certificate of incorporation authorizes a class of undesignated preferred stock consisting of 5,000,000 shares. Preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Cheniere.

   We are incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an interested stockholder from engaging in a business combination with such corporation for a period of three years from the time such stockholder became an interested stockholder unless at least one of the following conditions is met:

  . the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder,

  . upon attaining such status, the interested stockholder had acquired at least 85 percent of the corporation's voting stock, not counting shares owned by persons who are directors and also officers and certain employee stock plans, or

  . the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders, not including the shares held by the interested stockholder.

   The Delaware General Corporation Law defines an interested stockholder as a stockholder owning 15 percent or more of a corporation's outstanding voting stock. Cheniere is currently subject to Section 203.

   In addition, BSR Investments, Ltd., an entity controlled by the mother of Charif Souki, the chairman of our board of directors, owns approximately 11% of the outstanding shares of our common stock. Accordingly, it is likely that BSR Investments will have the ability to effectively prevent or cause a change in control of Cheniere.


Transfer Agent and Registrar


   The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

                             PLAN OF DISTRIBUTION

   We have agreed to bear some expenses of registering of the shares offered by this prospectus under federal and state securities laws.

   Shares of common stock covered hereby may be offered and sold from time to time by the selling stockholder. The selling stockholder will act independently of Cheniere in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares being offered by this prospectus:

  . on The American Stock Exchange, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price; or

  . in private sales at negotiated prices directly or through one or more brokers, who may act as agent or as principal, or by a combination of such methods of sale.

   The selling stockholder and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be an underwriter under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling stockholder against some liabilities arising under the Securities Act.

   Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder and, if acting as agent for the purchaser of such shares, from such purchaser. Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions in the over-the-counter market, on a public stock exchange, in negotiated transactions or by a combination of such methods of sale or otherwise. These transactions would be either at market prices prevailing at the time of sale or at negotiated prices. These transactions may involve crosses and block transactions and may involve sales to and through other broker-dealers, including transactions of the nature described above. In connection with such re-sales, the broker-dealers may pay to or receive from the purchasers of the shares commissions computed as described above.

   Under the rules and regulations of the Securities Exchange Act of 1934, the selling stockholder may be a person engaged in the distribution of the common stock and may not simultaneously engage in market making activities with respect to Cheniere for a period of five business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions, rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholder.

   The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealer purchases shares as principal.

   To comply with the securities laws of some states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, some states prevent the common stock from being sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Cheniere will keep this registration statement or a similar registration statement effective until the earlier to occur of:

  . the date that all securities registered under this registration statement have been disposed of in accordance with he plan of disposition indicated above; or

  . the date that all securities registered under this registration statement have become eligible for sale under Rule 144(k) of the Securities Act.

   No sales may be made pursuant to this prospectus after the earlier of these two dates unless Cheniere amends or supplements this prospectus to indicate that it has agreed to extend such period of effectiveness.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas.

                                    EXPERTS


   The consolidated financial statements incorporated in this prospectus by reference to Cheniere's Annual Report on Form 10-K/A and the Gryphon Exploration Company audited financial statements included in Cheniere's Form 10-K/A for the fiscal year ended December 31, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

   We will bear no expenses in connection with any sale or other distribution by the selling stockholder of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                      SEC registration fee........ $   125
                      Legal fees and expenses.....  10,000
                      Accounting fees and expenses  10,000
                      Miscellaneous expenses......   4,875
                                                   -------
                         Total.................... $25,000
                                                   =======

Item 15.  Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Cheniere's certificate of incorporation and by-laws provide for indemnification of Cheniere's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and officers that will require Cheniere, among other things, to indemnify them against some liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, we carry director and officer liability insurance.

   In connection with this offering, the selling stockholder has agreed to indemnify Cheniere, its directors and officers and each such person who controls Cheniere, against any and all liability arising from inaccurate information provided to Cheniere by the selling stockholder and contained herein.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cheniere pursuant to the foregoing provisions, or otherwise, Cheniere has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Cheniere of expenses incurred or paid by a director, officer or controlling person of Cheniere in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cheniere will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

Exhibits.


3.1 Amended and Restated Certificate of Incorporation of Cheniere Energy, Inc. (Cheniere) (Incorporated by
    reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
    1999 (File No. 0-9092) as filed on August 16, 1999)

3.2 By-laws of Cheniere as amended through April 7, 1997 (Incorporated by reference to Exhibit 3.2 of the
      Company's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-9092)
      filed on March 29, 1999)


 4.1  Specimen Common Stock Certificate of Cheniere (Incorporated by reference to Exhibit 4.1 of
        Cheniere's registration statement under the Securities Act of 1933 on Form S-1 filed on August 27,
        1996 (File No. 333-10905))

 5.1  Opinion of Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P.

23.1  Consent of Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P. (included in Exhibit 5.1)

23.2  Consent of PricewaterhouseCoopers LLP

24.1* Power of attorney (see signature page to the original registration statement filing)

--------
* Previously filed

Item 17.  Undertakings.

   Cheniere hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

   (4) That, for purposes of determining any liability under the Securities Act, each filing of Cheniere's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, Cheniere Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on May 21, 2002.



                                          CHENIERE ENERGY, INC.



                                                  /S/ CHARLES M. REIMER

                                          By: _________________________________
                                                    Charles M. Reimer
                                          President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                      Title                    Date
           ---------                      -----                    ----

            /s/   *         Chairman of the Board              May 21, 2002
    -----------------------
         Charif Souki

            /s/   *         Vice Chairman of the Board and     May 21, 2002
    -----------------------   Director
      Walter L. Williams

            /s/   *         President, Chief Executive Officer May 21, 2002
    -----------------------   and Director(Principal Executive
       Charles M. Reimer      Officer)

     /S/  DON A. TURKLESON  Chief Financial Officer(Principal  May 21, 2002
    -----------------------   Financial and Accounting
       Don A. Turkleson       Officer)

            /s/   *         Director                           May 21, 2002
    -----------------------
        Nuno Brandolini

            /s/   *         Director                           May 21, 2002
    -----------------------
        Keith F. Carney

            /s/   *         Director                           May 21, 2002
    -----------------------
         John K. Howie

    * /S/  DON A. TURKLESON                                    May 21, 2002
    -----------------------
       Don A. Turkleson
       attorney-in-fact


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